Exhibit 10.9

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED

BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE

SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406

OF THE SECURITIES ACT OF 1933, AS AMENDED.

TRANSITION SERVICES AGREEMENT

TABLE OF CONTENTS

		Page
Article I

DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Interpretation	4

Article II

SERVICES; STANDARD OF PERFORMANCE

Section 2.1	Services	4
Section 2.2	Standard of Performance	5
Section 2.3	Service Changes	7
Section 2.4	Services Operations	10
Section 2.5	Day-1 Readiness Assistance	12
Section 2.6	Pfizer Status as Independent Contractor	12
Section 2.7	Access and Cooperation; Reliance	13
Section 2.8	Compliance	13

Article III

COMPENSATION

Section 3.1	Compensation	14
Section 3.2	Taxes	15
Section 3.3	Payment Terms	16
Section 3.4	Interest	17
Section 3.5	Currency	17

Article IV

INTELLECTUAL PROPERTY

Section 4.1	Ownership of Intellectual Property	17
Section 4.2	License Grants	19
Section 4.3	Compliance with Pfizer Policies	19

Article V

INDEMNIFICATION

Section 5.1	Indemnification	21
Section 5.2	Indemnification Procedures	21
Section 5.3	Third Party Contributors	22

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the 6th day of April, 2018 (the “Effective Date”) between Pfizer, Inc., a Delaware corporation (“Pfizer”), and Allogene Therapeutics, Inc., a Delaware corporation (“NewCo”) (each, a “Party” and together, the “Parties”).

W I T N E S E T H:

WHEREAS, Pfizer and NewCo are parties to that certain Asset Contribution Agreement, dated as of April 2nd, 2018 (as it may be amended or supplemented, the “Contribution Agreement”), and have agreed, pursuant to the Contribution Agreement, to enter into certain ancillary agreements, including this Agreement; and

WHEREAS, pursuant to this Agreement, Pfizer shall render, or cause its Affiliates or, to the extent permitted hereunder, Third Parties to render, certain services on an interim basis after the Closing with respect to NewCo’s operation of the Purchased Programs, subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Agreement, including as specified in this Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Contribution Agreement.

“Administrative Charge” has the meaning set forth in Section 4.1(c).

“Agreement” has the meaning set forth in the preamble to this Agreement and includes all exhibits attached hereto which are hereby incorporated herein by reference.

“Assignee Party” has the meaning set forth in Section 4.1(c).

“Assigning Party” has the meaning set forth in Section 4.1(c).

“Baseline Exhibit A” has the meaning set forth in Section 2.1(a).

“Breaching Party” has the meaning set forth in Section 7.2(a).

“Change of Control” means, with respect to NewCo, (a) a merger or consolidation of NewCo with a Third Party which results in the voting securities of NewCo outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the owner of more than fifty percent (50%) of the combined voting power of NewCo’s outstanding securities other than through issuances by NewCo of securities of NewCo in a bona fide financing transaction or series of related bona fide financing transactions, or (c) the sale, lease, license or other transfer to a Third Party of all or substantially all of NewCo’s assets or business.

“Change Notice” has the meaning set forth in Section 2.3(a).

“Compliance Concern” has the meaning set forth in Section 2.8(a).

“Confidential Information” has the meaning set forth in Section 6.1.

“Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Day-1 Readiness Plan” has the meaning set forth in Section 2.5.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Excluded Services” has the meaning set forth in Section 2.1(a).

“Exit Costs” means documented out-of-pocket costs and expenses to Third Parties incurred by or on behalf of Pfizer and its Affiliates in connection with the conclusion, disentanglement, remediation or shutdown of any Services to NewCo, including planning and executing the migration of the Services to NewCo or a Third Party service provider, joint migration planning, data extraction, final data migration, contract breakage costs or non-cancellable commitments made to, or in respect of, personnel or third party service providers, subcontractors and consultants, prepaid expenses related to the terminated Service, temporary staffing needs, and decommissioning or removal of any changes made, to facilitate the provision and transition of Services. For clarity, Exit Costs shall not include payments for rent or use of the Facilities after NewCo exits the Facilities as provided for in Section 2.3(c)(ii).

“Facilities” has the meaning set forth in Section 2.3(c)(ii).

“FTE” means the equivalent of the work of a full-time individual for a twelve (12)-Month period.

“FTE Rate” means, (a) with respect to non-scientific Finance, Facilities and Business Technology employees, a rate of [***] Dollars ($[***] per FTE per year, and (b) with respect to all other employees, a rate of [***] Dollars ($[***]) per FTE per year, in each case ((a) and (b)) assuming [***] hours per year for an FTE.

“Indemnitee” has the meaning set forth in Section 5.2(a).

[***] = CONFIDENTIAL TREATMENT REQUESTED

“Indemnitor” has the meaning set forth in Section 5.2(a).

“Interim Period” has the meaning set forth in the definition of “Prospective Employee Services” below in this Section 1.1.

“Key Employee” has the meaning set forth in Section 2.2(c).

“Month” means a calendar month.

“NewCo” has the meaning set forth in the preamble to this Agreement.

“Non-Breaching Party” has the meaning set forth in Section 7.2(a).

“Out-of-Pocket Costs” has the meaning set forth in Section 3.1(b).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Pfizer” has the meaning set forth in the preamble to this Agreement.

“Pfizer Indemnified Parties” has the meaning set forth in Section 5.1(b).

“Prospective Employees” means all current employees of the Pfizer Parties who NewCo will be obligated to offer employment to pursuant to Article 10 of the Contribution Agreement.

“Prospective Employee Services” means the Services to be provided by the Prospective Employees, as set forth on (and subject to the terms and conditions of) Exhibit E hereto, which Services shall be provided during the period commencing on the Effective Date and ending on the earliest to occur of (a) the date on which the last Prospective Employee’s employment with the Pfizer Parties terminates, (b) the Employee Transfer Date (as such term is defined in the Contribution Agreement), and (c) the Services Start Date (such period, the “Interim Period”).

“Service Fees” has the meaning set forth in Section 3.1(a).

“Service Function Lead” has the meaning set forth in Section 2.4(b).

“Service Noncompliance” has the meaning set forth in Section 2.2(a).

“Service Period” has the meaning set forth in Section 2.1(a).

“Services” has the meaning set forth in Section 2.1(a).

“Services Start Date” means the date on which the Services (other than the Prospective Employee Services) commence hereunder, which shall be the date on which NewCo begins implementation of the Day-1 Readiness Plan.

“Set-Up Costs” means documented out-of-pocket costs and expenses to Third Parties incurred by or on behalf of Pfizer or its Affiliates in connection with preparation activities to make the Services available to NewCo.

“Term” has the meaning set forth in Section 7.1.

“Termination Request” has the meaning set forth in Section 2.3(a).

“Transfer Taxes” has the meaning set forth in Section 3.2(b).

“TSA Lead” has the meaning set forth in Section 2.4(b).

“TSA Executives” mean [***], in the case of Pfizer, and [***], in the case of NewCo.

“VAT” means (a) any tax imposed in compliance with the VAT Directive and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a), or imposed elsewhere.

“VAT Directive” means the European Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112).

Section 1.2 Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule mean a Section or Article of, or Schedule or Exhibit to, this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (f) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (g) the headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (h) the words “will” and “shall” shall be interpreted to have the same meaning, (i) unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive and (j) references to “$” shall mean U.S. dollars.

ARTICLE II

SERVICES; STANDARD OF PERFORMANCE

Section 2.1 Services.

(a) Subject to the terms and conditions of this Agreement, (i) beginning on the Services Start Date and for the applicable periods specified in Exhibit A under the heading “Service Period” (each such period, a “Service Period”), Pfizer shall provide, or cause to be provided, to NewCo the services identified in Exhibit A at the FTE Rate, which exhibit shall be

[***] = CONFIDENTIAL TREATMENT REQUESTED

finalized by the Services Start Date, as such Exhibit A may be supplemented or amended from time to time in accordance with the provisions of this Agreement, and (ii) during the Interim Period, Pfizer shall provide, or cause to be provided, the Prospective Employee Services in accordance with Exhibit E hereto (the Prospective Employee Services and the Services identified in Exhibit A are collectively referred to herein as the “Services”). The number of FTEs for each Service per Month set forth on Exhibit A that is finalized by the Parties as of the Services Start Date shall be referred to herein as the “Baseline Exhibit A,” which Baseline Exhibit A may reflect fluctuating FTE requirements for each Service during each Month of the Term, as such Baseline Exhibit A may be amended from time to time during the Term in accordance with Section 2.3(a)(i). Notwithstanding anything to the contrary herein, unless otherwise agreed by the Parties, the Services shall exclude the services identified in Exhibit B (the “Excluded Services”). The provision of any Excluded Services by Pfizer shall be discontinued as of the Services Start Date.

(b) The Services shall only be used by or on behalf of or for the benefit of NewCo, and only to the extent such Services are used in connection with the operation of the Purchased Programs, and shall not be used by NewCo for any other purpose or (except as expressly permitted in accordance with Section 2.3 or as set forth in Exhibit A as the same may be supplemented or amended from time to time in accordance with the provisions of this Agreement) in any other manner (including as to volume, amount, level, frequency or location, as applicable) than the purpose or manner in which such Services were used by Pfizer and its Affiliates in connection with the operation of the Purchased Programs as of immediately prior to the Effective Date. NewCo shall not resell, license or otherwise permit the use by any other Person of any of the Services, except to the extent contemplated hereunder (e.g., transfer of materials to a Third Party designated by NewCo). For the avoidance of doubt, any use by any Person other than NewCo of any of the Services (whether on behalf of NewCo, for the benefit of NewCo, or otherwise) shall be subject to Pfizer’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(c) Pfizer shall have no obligation to provide, or cause to be provided, Services to any Person other than NewCo or any Affiliate or Third Party designee of NewCo in accordance with the terms and conditions set forth herein, including the requirements of Section 2.1(b). Except as expressly provided in Section 2.3 or set forth in Exhibit A as the same may be supplemented or amended from time to time in accordance with the provisions of this Agreement, Pfizer shall have no obligation to provide, or cause to be provided, Services other than for the benefit of the Purchased Programs, and shall not be required to provide such Services within a greater scope than, in a greater volume than, or at locations other than, such Services were provided by Pfizer and its Affiliates to the Purchased Programs in the ordinary course as of immediately prior to the Effective Date. Pfizer shall have no obligation to provide, or cause to be provided, Services to the extent that any changes are made to the Purchased Programs that, in Pfizer’s reasonable judgment, make commercially impracticable the provision of such Services. Without limiting the generality of the foregoing, the Services are not intended to (and shall not) include assistance for NewCo’s (or its Affiliates’) mergers, acquisitions, consolidations, reorganizations or similar transactions, or for changes not in the ordinary course of business of the Purchased Programs consistent with past practice.

Section 2.2 Standard of Performance.

(a) Pfizer shall use commercially reasonable efforts to provide the Services with such skill, quality and care as is consistent in all material respects with the level of skill, quality and care provided for the Purchased Programs immediately prior to the Effective Date, and in compliance with the terms and conditions of this Agreement and all applicable Laws. For the purposes of this Agreement, the term “Service Noncompliance” shall mean Pfizer’s failure to provide any of the Services or Pfizer’s failure to perform the Services in accordance with or in the manner set forth in Section 2.2, in each case after receipt of written notice from NewCo specifying the details of such noncompliance and Pfizer’s failure to cure such noncompliance as soon as reasonably practicable but not later than [***] days after Pfizer’s receipt of such notice; provided that, notwithstanding the foregoing, a Service Noncompliance shall not be deemed to have occurred if Pfizer is unable to provide the Services as a result of (i) the divestiture of any assets or the transfer of any personnel by Pfizer or its Affiliates to NewCo pursuant to the Contribution Agreement, (ii) a Force Majeure Event, or (iii) NewCo’s breach of this Agreement. Solely with respect to the provision of the Services, and without limiting NewCo’s rights and remedies set forth herein for a breach by Pfizer of any other provision of this Agreement, neither Pfizer nor its Affiliates shall be deemed to be in breach of this Agreement unless and until such breach constitutes Service Noncompliance.

(b) Performance through Affiliates. Pfizer shall have the right to perform its obligations under this Agreement through its Affiliates, and each of the foregoing may hire Third Party service providers, subcontractors and consultants to perform any of the Services for no additional charge to NewCo beyond the Service Fees. Pfizer and its Affiliates may not hire Third Party service providers, subcontractors or consultants to perform any of the Services if the payments to such Third Parties will be charged to NewCo as Out-of-Pocket Costs, without the prior written consent of NewCo (not to be unreasonably withheld). Any delegation by Pfizer or its Affiliates of performance to a Third Party service provider, subcontractor or consultant shall not relieve Pfizer of responsibility for the provision of the Services to NewCo in accordance with this Agreement and Pfizer shall remain liable for the performance of any obligations hereunder that it delegates to a Third Party service provider, subcontractor or consultant. Neither Pfizer nor its Affiliates, nor any other Person on their behalf, makes any representations or warranties, express or implied, with respect to any Services provided by a Third Party service provider, subcontractor or consultant.

(c) As between the Parties, except as set forth herein or otherwise mutually agreed by the Parties in writing, Pfizer shall have sole discretion and authority with respect to designating, employing, assigning, compensating and discharging personnel, Third Party service providers, subcontractors and consultants in connection with the performance of the Services. In addition, subject to resignations, employee-initiated (voluntary) transfers or reassignments or terminations in accordance with Pfizer’s human resources policies, Pfizer shall utilize each of the Pfizer employees listed in Exhibit C (each a “Key Employee”) to perform the same Services as such Key Employee provided for Pfizer with respect to the Purchased Programs prior to the Effective Date for a period of time of [***] months following the Services Start Date, and Pfizer shall not diminish or alter (through transfer, reassignment or otherwise) the scope of any Services or any obligations with respect to the Services performed by any Key Employee prior to completion of the applicable Services and expiration of the Service Period applicable to the

[***] = CONFIDENTIAL TREATMENT REQUESTED

Services assigned to such Key Employee, without the prior written consent of NewCo. For the avoidance of doubt, any extension of such [***] month period with respect to any Key

Employee shall be in Pfizer’s sole discretion. Notwithstanding anything to the contrary herein, unless otherwise mutually agreed by the Parties in writing, in no event shall Pfizer be obligated under this Agreement to acquire any equipment or technology, expand or modify any facilities or incur any capital expenditures, in each case unless Pfizer agrees, in its sole discretion, to do so and NewCo agrees to bear all related costs and expenses that are agreed upon in writing in advance by NewCo.

Section 2.3 Service Changes

(a) Change in Scope or Volume or Termination of Services by NewCo. If NewCo desires to change the scope or volume of any Service beyond the scope or volume of such Service as defined in the Baseline Exhibit A, or if NewCo desires to terminate any Service, NewCo shall provide a written notice to Pfizer’s TSA Lead for such change in the scope or volume of a Service or for such termination of a Service (“Change Notice”) at least [***] days before the proposed effective date of such change or termination, and at least [***] days prior to the next scheduled monthly meeting set forth in Section 2.4(c).

(i) Change in Scope or Volume by NewCo.

(1) Reduction in Scope or Volume. If a Change Notice calls for a change in the Baseline Exhibit A for any given Month(s) to reduce the number of FTEs performing any Service in such Month(s), the Parties will discuss the reduction at the next scheduled monthly meeting set forth in Section 2.4(c) and, unless NewCo withdraws the Change Notice at such meeting, the Parties shall amend the Baseline Exhibit A to reflect such reduction in the applicable Month(s), and the modified Baseline Exhibit A for such Month and corresponding reduction in FTEs shall go into effect in the applicable Month(s) noted in the Change Notice but no earlier than the first day of the Month following [***] days after the Change Notice (e.g., if a Change Notice is given on February 10th the modifications to Exhibit A with respect to the applicable Month(s) could go into effect on or after [***]).

(2) Increase in Scope or Volume. If a Change Notice calls for a change in the Baseline Exhibit A for any given Month(s) to increase the number of FTEs performing a Service in any such Month(s), then the Parties shall discuss such request at the next scheduled monthly meeting set forth in Section 2.4(c), including any incremental costs associated therewith, and Pfizer shall reasonably consider such request, provided that Pfizer shall not be obligated to provide such excess FTEs. If Pfizer is able to provide, and is in agreement with providing, such excess FTEs, then unless NewCo withdraws the Change Notice, the Parties shall amend the Baseline Exhibit A for such Month to reflect such increase and the modified Baseline Exhibit A and corresponding increase in FTEs shall go into effect on the first day of the applicable Month(s) noted in the Change Notice.

(ii) Termination by NewCo. If a Change Notice calls for termination of a Service, in whole or in part, prior to the end of the applicable Service Period then, unless

[***] = CONFIDENTIAL TREATMENT REQUESTED

a “Withdrawal Notice” is timely delivered to Pfizer as set forth below, (A) the applicable Service shall end on the first day of the Month commencing [***] days after the Change Notice (e.g., [***] if the Change Notice is given on February 10th) or such other date as may be specified in the Change Notice (provided such other date shall be not earlier than [***] days after the date of the Change Notice), (B) the Parties shall amend Exhibit A to delete such Service as of such date, and (C) this Agreement shall be of no further force and effect with respect to such Service, except as provided in the last sentence of this subsection (ii). Within [***] days following receipt of a Change Notice that calls for termination of Service(s), Pfizer shall provide NewCo with written notice (a “Response Notice”) regarding whether the termination of the applicable Service(s), in Pfizer’s reasonable judgment, will require the termination or partial termination of, or otherwise affect the performance of, any other Services. With respect to any Response Notice, NewCo may withdraw its Change Notice by delivering a written notice (a “Withdrawal Notice”) to Pfizer within [***] days following the receipt of such Response Notice from Pfizer. If NewCo timely delivers a Withdrawal Notice, the applicable Change Notice shall be deemed withdrawn, the applicable Service(s) shall not be affected and the foregoing (A) – (C) shall not apply with respect to such Service(s). If NewCo does not timely deliver a Withdrawal Notice, the applicable Change Notice will be final, binding and irrevocable and Pfizer may terminate any and all such other Services, in whole or in part, as set forth in the Response Notice as if such other Services were set forth in the applicable Change Notice, and the Parties shall amend Exhibit A accordingly. Upon termination of a Service pursuant to this subsection (ii) of Section 2.3(a), Pfizer’s obligation to provide, and NewCo’s obligation to pay for, such terminated Service beyond the applicable termination date will end; provided that (1) NewCo shall pay Pfizer (or its applicable Affiliate) for all accrued and unpaid charges and liabilities for such terminated Service, and (2) NewCo shall reimburse Pfizer (or its applicable Affiliate) for all Exit Costs incurred by or on behalf of Pfizer or its Affiliates in connection with such termination, in each case in accordance with Article III.

(b) Service Change by Pfizer. Pfizer may from time to time make changes to the Services provided to NewCo, (i) if Pfizer is making similar changes in the performance of services similar to such Service for itself or its Affiliates, (ii) if such changes are required by applicable Law, (iii) such changes are necessitated by the sale of the Purchased Programs to NewCo or the other transactions contemplated by the Contribution Agreement (including the extraction of the Purchased Programs from Pfizer’s continuing operations) or (iv) such changes would not reasonably be expected to have a material adverse effect on the provision of such Service; provided that, with respect to the foregoing clauses (i) – (iv), Pfizer shall provide NewCo with prior notice as promptly as practicable of any such changes that materially reduce the standard of care or level of any Service provided to NewCo hereunder, and NewCo shall have the right to consent to any such change. For the avoidance of doubt, if Pfizer notifies NewCo of its intent to make a change that materially reduces the standard of care or level of a Service and NewCo declines to consent to such change, Pfizer shall not be liable for any Service Non-Compliance to the extent that such non-compliance results from Pfizer’s inability to make such change. Any incremental costs and expenses incurred by or on behalf of Pfizer or its Affiliates in making any such change to the Services pursuant to clause the foregoing clauses (i) – (iii) of this subsection (b) shall be borne by NewCo (and such costs and expenses shall be deemed to be Out-of-Pocket Costs hereunder requiring NewCo’s pre-approval). For clarity, such

[***] = CONFIDENTIAL TREATMENT REQUESTED

costs and expenses shall be only that portion of costs that are directly attributable to the Services, and NewCo shall not bear any costs or expenses of changes that are applicable to anything other than the Services provided to NewCo hereunder. Without limiting the generality of the foregoing, NewCo acknowledges and agrees that the provision of the Services is subject to any modifications, changes and enhancements that Pfizer may implement to its information technology services in the ordinary course, subject to the foregoing notification and consent (with respect to Out-of-Pocket Costs) requirements.

(c) Services and Facilities Extensions.

(i) Services. If NewCo desires to extend the term of any Service beyond the Service Period of such Service as provided in Exhibit A, and if, on or before August 31, 2018, NewCo provides Pfizer with a written forecast reflecting the extension of any Service Period in 2019 for a period of up to [***] months beyond the applicable Service Period set forth in Exhibit A (the “Extension Period”) then the terms of the applicable Service(s) shall be extended for the duration of the Extension Period as reflected in NewCo’s written forecast. For the avoidance of doubt, any such extension of an applicable Service Period for 2019 beyond [***] months that is reflected in a written forecast on or before August 31, 2018 shall be treated as a second (or third, as applicable) extension pursuant to Schedule 2.3(c), however, the terms of Schedule 2.3(c) shall not apply to the [***] month Extension Period reflected in NewCo’s written forecast. Notwithstanding NewCo’s provision of a written forecast reflecting the extension of any Service during an Extension Period in 2019, NewCo shall have the right to terminate the applicable Service at any time in accordance with Section 2.3(a)(ii) and, in that event, the terms of Section 2.3(a)(ii) shall apply; provided, that NewCo shall also be obligated to pay the Service Fees that would have been due and owing during the Extension Period at the time such Service Fees would be payable had the applicable Service not been terminated pursuant to Section 2.3(a)(ii). If NewCo desires to extend the term of any Service beyond the Service Period of such Service as provided in Exhibit A and such extension is not reflected in a written forecast provided by NewCo to Pfizer on or before August, 31, 2018, then NewCo shall provide a written request to Pfizer’s TSA Lead for extension not less than [***] days prior to the proposed effective date of such extension, and Pfizer shall only be obligated to provide such extension in the applicable Service Period as described in, and in accordance with, the terms and conditions of Schedule 2.3(d), including all applicable surcharges listed thereon. During the term of any Service that is extended beyond the Service Period provided in Exhibit A, Pfizer shall provide the same level of resources, including FTEs, for the applicable extended Service as Pfizer provided for such Service immediately prior to the extended Service Period unless NewCo has given a Change Notice in accordance with Section 2.3(a)(i), in which case Pfizer shall provide the level of resources as provided in the Change Notice.

(ii) Facilities. Pfizer shall provide to NewCo Pfizer’s CEF Facility and a portion of Pfizer’s CID Facility, as set forth in Exhibit D hereto (each, a “Facility” and collectively, the “Facilities”) and shall perform all Services as set forth in Exhibit A relating to the Facilities for a period of up to eighteen (18) months following the Services Start Date. Unless NewCo terminates occupancy of the applicable Facility, Pfizer shall

[***] = CONFIDENTIAL TREATMENT REQUESTED

charge NewCo the pass-through rent for [***] months after the Services Start Date, without surcharge. NewCo may terminate occupancy of each Facility by providing [***] days’ prior written notice to Pfizer. On and after the effective date of NewCo’s termination of occupancy of a Facility, NewCo shall have no further obligation to pay pass-through rent or any Service Fees or other charges relating to the Facility, except with respect to any Exit Fees that become due or payable.

Section 2.4 Services Operations.

(a) Third Party Terms and Conditions; Consents. The Services provided by Pfizer through Third Party service providers, subcontractors or consultants, or using Third Party assets, including Intellectual Property Rights, shall be subject to the terms and conditions of agreements between Pfizer and such Third Parties, if any, that are applicable to the provision of the Services, including, as applicable, the receipt of any consent, authorization, order or approval of, or any exemption by, any Third Party if and to the extent required to be obtained or made by Pfizer (or its Affiliates or its or their Third Party service providers, subcontractors or consultants) for the provision of the Services. Pfizer shall inform NewCo in writing of any and all such Third Party agreements and the terms and conditions of such agreements that are applicable to the provision of the Services, including any consent, authorization, order, approval or exemption required to be obtained or made by Pfizer (or its Affiliates or its or their Third Party service providers, subcontractors or consultants) and, if applicable, any costs or expenses that must be incurred to pay for such consent, authorization, order, approval or exemption (including, if applicable for the assignment of a license or other rights to NewCo, or for the purchase or licensing of any Intellectual Property Rights or other assets to provide the Services to NewCo). Pfizer shall use its commercially reasonable efforts to obtain if requested by NewCo, and NewCo shall, cooperate with and assist Pfizer (or its Affiliates or its or their Third Party service providers, subcontractors or consultants) in so obtaining any such consents, authorizations, orders, approvals and/or exemptions; provided that if any costs or expenses must be incurred to pay for such consent, authorization, order, approval or exemption, or for the assignment of a license or other rights to NewCo, or for the acquisition (by purchase or licensing) of any Intellectual Property Rights or other assets to provide the Services to NewCo, and provided that Pfizer has informed NewCo in advance of such costs and expenses and NewCo has requested that Pfizer obtain the relevant consent, authorization, order, approval or exemption, or the assignment of such license or other rights to NewCo, or the acquisition of such Intellectual Property Rights or other assets, such costs and expenses shall be borne by NewCo (and such costs and expenses shall be deemed to be Out-of-Pocket Costs hereunder requiring NewCo’s pre-approval). If Pfizer is unable to obtain any required consents, authorizations, orders, approvals or exemptions, or is unable to effect any required assignments, purchases or licenses, then Pfizer shall inform NewCo of such inability and, at the request of NewCo, the Parties shall use commercially reasonable efforts to (a) negotiate in good faith reasonable modifications to the Services such that such consents, authorizations, orders, approvals, exemptions, assignments, purchases or licenses are not required and (b) implement such modifications, provided that Pfizer shall inform NewCo of any costs and expenses that will be incurred in order to implement such modifications and NewCo may withdraw its request to make any such modifications. Any costs and expenses incurred by or on behalf of Pfizer or its Affiliates with respect to such modifications that are requested (and not withdrawn) by NewCo, of which Pfizer has informed NewCo in advance, shall be borne by NewCo (and such costs and expenses shall be deemed to

[***] = CONFIDENTIAL TREATMENT REQUESTED

be Out-of-Pocket Costs hereunder requiring NewCo’s pre-approval). Pfizer shall not be deemed to be in breach of this Agreement, or have any liability to NewCo, as a result of any non-performance of, or other effect upon, any applicable Service(s) resulting directly from any such failure to obtain any such consent, authorization, order, approval or exemption, or to effect any such assignment, purchase or license, provided that Pfizer has used commercially reasonable efforts to obtain or effect the same. If any consent, authorization, order, approval, exemption, assignment, purchase or license is required to be obtained or made with respect to any Third Party relationship of NewCo for the receipt of Services, NewCo shall be solely responsible for obtaining or making any such consent, authorization, order, approval, exemption, assignment, purchase or license at its sole cost and expense.

(b) TSA Leads. Each Party shall designate an individual to be the primary liaison between the Parties for the provision and receipt of, and the eventual transfer of responsibility for, the Services, and to serve as such Party’s representation with respect to matters of operational management, day-to-day administration, quality assurance and process information, in each case, as applicable to the Services (each, a “TSA Lead”). Each Party shall also designate individuals to be the primary representatives of such Party with respect to individual functional areas of the Services, which functional areas shall include pharmaceutical sciences, clinical pharmacology, oncology, lab operations, translational oncology, clinical operations, regulatory safety, project management, drug safety, real estate (including EH&S), information technology, procurement, finance, manufacturing/supply and human resources (each, a “Service Function Lead”). These functional areas may be updated from time to time by mutual agreement of the Parties. For clarity, one individual may serve as the Service Function Lead with respect to one or more functional areas, but each functional area shall be assigned by each Party a designated Service Function Lead. The Parties agree that any issues arising under this Agreement in relation to a particular Service will be raised first by and between the Service Function Leads responsible for the function area of the relevant Service before being referred to the TSA Leads. Either Party may replace its TSA Lead or any Service Function Lead with an individual who has a comparable level of responsibility within its respective organization. Each Party shall provide written notice of its TSA Lead and Service Function Leads to the other Party promptly following the execution of this Agreement and promptly following any changes to such Party’s TSA Lead or any Service Function Lead, in each case in accordance with Section 9.1.

(c) Meetings. The TSA Leads, or their respective designees, shall meet monthly before the fifteenth (15th) day of the month (and at such other times as the TSA Leads elect) in person, telephonically or as they otherwise agree during the Term to discuss any changes in the Services and any issues arising under this Agreement that have not been resolved by the Service Function Leads and the need for any modifications or additions hereto. Promptly following the conclusion of each month, but in any event no later than the [***] day after the end of each Month, Pfizer’s TSA Lead shall provide (i) a report reflecting a good-faith estimate on an aggregate FTE basis of Pfizer’s utilization for each Service during the prior month, together with (ii) a copy of the invoice for the Service Fees due and owing for the prior month, and at least [***] days prior to the date of such monthly meeting, NewCo’s TSA Lead shall provide any applicable Change Notices to be discussed at such monthly meeting, and a non-binding rolling development plan, which shall include the number of FTEs anticipated to be required to perform each Service during the [***] Month period following the Services Start Date, which, for the avoidance of doubt, shall reflect any anticipated extension requests.

[***] = CONFIDENTIAL TREATMENT REQUESTED

Section 2.5 Day-1 Readiness Assistance. NewCo shall develop a written readiness plan for transition of services, unrelated to the Services set forth in Exhibit A (the “Day-1 Readiness Plan”) which sets forth NewCo’s plan to transition each such service, and Pfizer shall provide reasonable consultation with respect thereto; provided that, in the event that NewCo requests that Pfizer provide greater than [***] FTE hours of consultation services after the Effective Date with respect to the Day-1 Readiness Plan, NewCo shall pay for any FTE hours for the applicable consulting employees above such threshold at the FTE Rate. The Day-1 Readiness Plan shall include a description of NewCo’s expectations for managing such services after the completion of the transition, and any reasonable assistance that NewCo expects to request from Pfizer in order to achieve such expected end state. The Day-1 Readiness Plan shall be provided by NewCo to Pfizer after Effective Date and shall be implemented by NewCo on or around [***] days after the Effective Date. During the Interim Period, Pfizer shall continue to employ the Prospective Employees to conduct the Prospective Employee Services at NewCo’s Cost in accordance with Exhibit E hereto. NewCo shall inform Pfizer of any developments or changes that would reasonably be expected to impair NewCo’s ability to adhere to the Day-1 Readiness Plan. Pfizer shall, upon NewCo’s request, provide NewCo with assistance reasonably necessary to transition such services to NewCo in accordance with the Day-1 Readiness Plan; provided, that NewCo shall be ultimately responsible for transitioning such services. The specific transition assistance and timing thereof shall be as mutually agreed by the Parties (which agreement shall not be unreasonably withhold by either Party) and Pfizer shall not charge NewCo for such transition assistance, provided that Pfizer shall have no obligation to provide such transition assistance beyond [***] days following the Services Start Date. Such transition assistance may include providing information regarding specific services and the systems, software and data formats and data organization being used for such Services, coordination and other reasonable assistance with test runs of replacement systems and processes (but not development of such systems and processes), and other reasonable access to relevant information; provided that Pfizer shall not be obligated to provide day-1 readiness assistance that (a) Pfizer cannot provide using its then-current ordinary course resources and capabilities in accordance with all Pfizer internal policies and procedures, giving due consideration to its and its Affiliates’ other obligations and commitments, or (b) NewCo is reasonably able to provide to itself or can reasonably obtain from Third Party service providers, subcontractors or consultants. Notwithstanding anything to the contrary herein, in no event shall Pfizer or its Affiliates be required to provide any such assistance following the expiration of the Term.

Section 2.6 Pfizer Status as Independent Contractor. In providing the Services hereunder, Pfizer, its Affiliates and its and their Third Party service providers, subcontractors and consultants shall act solely as independent contractors. Nothing herein shall constitute or be construed to be or create in any way or for any purpose a partnership, joint venture, joint-employer or principal-agent relationship between the Parties. Neither Party nor any of its Affiliates, employees or agents shall have any power or authority to control the activities or operations of the other Party or its Affiliates, or to bind or commit the other Party or its Affiliates. In providing the Services hereunder, Pfizer’s and its Affiliates’ employees and agents shall not be considered employees or agents of NewCo or its Affiliates, or jointly employed by Pfizer and NewCo, nor shall Pfizer’s or its Affiliates’ employees or agents be eligible for or entitled to any compensation, benefits or perquisites (including severance) given or extended to any of NewCo’s or its Affiliates’ employees (without limiting any such amounts that constitute fees or costs and expenses payable pursuant to Article III hereunder).NewCo shall be solely

[***] = CONFIDENTIAL TREATMENT REQUESTED

responsible for the operation of its business and the decisions and actions taken in connection therewith, and nothing contained herein shall impose any liability or obligation on Pfizer or its Affiliates with respect thereto.

Section 2.7 Access and Cooperation; Reliance.

(a) NewCo agrees that it shall timely provide to Pfizer, at no cost to Pfizer, access to personnel, facilities, systems, assets, information and books and records, and shall timely provide decisions, approvals and acceptances, in each case as reasonably requested by Pfizer in order to enable Pfizer to perform its obligations under this Agreement in a timely and efficient manner.

(b) Without limiting the foregoing in this Section 2.7, each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with the other Party in all matters relating to the provision and receipt of the Services and to minimize the expense, distraction and disturbance to each Party, and shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing. Such cooperation shall include (i) the execution and delivery of such further instruments or documents as may be reasonably requested by the other Party to enable the full performance of each Party’s obligations hereunder and (ii) notifying the other Party in advance of any changes to a Party’s operating environment or personnel, and working with the other Party to minimize the effect of such changes.

(c) In connection with the performance of this Agreement, each Party, its Affiliates and its and their Third Party service providers, subcontractors and consultants shall be entitled to rely upon the genuineness, validity and truthfulness of any document, instrument or other writing presented by or on behalf of the other Party or its Affiliates. Neither Party, nor its Affiliates, nor any of its or their Third Party service providers, subcontractors or consultants shall be liable for any impairment in the performance of their obligations hereunder or for the failure to perform their obligations hereunder to the extent caused directly by (i) the failure to receive information, materials or access from the other Party or its Affiliates pursuant to this Section 2.7, either timely or at all, (ii) their receiving inaccurate or incomplete information from or on behalf of the other Party or any of its Affiliates, or (iii) any other failure by the other Party or its Affiliates to comply with any terms and conditions of this Agreement.

Section 2.8 Compliance.

(a) Pfizer shall not be obligated to provide any Service to the extent that the provision of such Service by Pfizer, any of its Affiliates or any of its or their Third Party service providers, subcontractors or consultants, including any of the foregoing persons’ officers, directors, employees, agents or representatives, would conflict with or violate (i) any applicable Laws, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, or (ii) any applicable and material policies or procedures of Pfizer or any of its Affiliates that are provided in writing to NewCo. In the event that Pfizer determines in good faith that the provision of a specific Service is likely to violate clause (i) or (ii) above (a “Compliance Concern”), Pfizer shall provide prompt written notice to NewCo describing in reasonable detail the nature of the Compliance Concern and, if Pfizer intends to suspend provision of the Service, indicating the expected duration of such suspension, and Pfizer may suspend the provision of such Service. During any such suspension period, NewCo shall have no obligation to pay the Service Fees with respect to the suspended Service, provided that, NewCo’s failure to pay such fees shall be deemed a termination of such Service in accordance with Section 2.3(a)(ii). NewCo will not be liable for any Exit Costs, including any early termination costs, such as costs associated with infrastructure abandonment or other stranded costs, for such suspended Service. Pfizer shall not be responsible for any failure to provide Services to the extent that such failure is pursuant to a suspension of a Service that is in accordance with this Section 2.8(a).

(i) Pfizer and NewCo shall confer in good faith to determine whether the Compliance Concern can be resolved and the suspension of such Service lifted. Pfizer and NewCo shall pursue the mutual objective of limiting the scope and duration of any such suspension. NewCo shall take any interim measures to the extent applicable to NewCo that are reasonably necessary to address the Compliance Concern and are requested by Pfizer (e.g., by replacing a suspect intermediary or reassigning a suspect employee), and shall certify to Pfizer that such measures have been implemented. All interim measures shall remain in place until and unless the Parties mutually agree, on the basis of their reasonable investigation, that the Compliance Concern is resolved.

(ii) In the event that any Service has been suspended under this Section 2.8(a), upon receipt of written notification of the implementation of interim measures and approval by Pfizer of such interim measures and the resolution of such Compliance Concern to Pfizer’s satisfaction, Pfizer shall resume the provision of such Service, and shall continue to provide such Service without interruption in reliance on NewCo’s interim measures. NewCo shall at all times comply with all applicable Laws in connection with the Services.

(b) NewCo shall follow the policies, procedures and practices that are applicable to the Services and followed by Pfizer and its Affiliates, including those in effect immediately prior to the Effective Date, and any changes to such policies, procedures and practices applicable to the Services following the Effective Date, including those relating to continuity of business, computer and network security measures and data encryption, provided in each case that Pfizer provides copies of such policies, procedures and practices and any changes thereto in writing in advance to NewCo.

ARTICLE III

COMPENSATION

Section 3.1 Compensation.

(a) NewCo shall pay to Pfizer (or its applicable Affiliate) a monthly fee for each Service provided to NewCo hereunder in accordance with the allocated fees for each such Service as set forth in Exhibit A, as may be amended from time to time in accordance with the provisions of this Agreement (including amendments to Exhibit A pursuant to Section 2.3), including any applicable extension surcharges as set forth on Schedule 2.3(d) (collectively, the “Service Fees”). In addition, if and as applicable in accordance with the provisions of this Agreement, NewCo shall pay to Pfizer (i) Set-Up Costs, (ii) Exit Costs, and (iii) the

Administrative Charge (as set forth in Section 3.1(d) below). Notwithstanding anything to the contrary herein, if NewCo hires any Pfizer employee who was providing Services prior to being hired by NewCo, then NewCo shall only be responsible for paying the amount of the Service Fees attributable to such employee for the period prior to being hired by NewCo, and the amount of Service Fees invoiced to NewCo for the month in which such employee is hired by NewCo shall be reduced accordingly.

(b) NewCo shall reimburse Pfizer (or its applicable Affiliate) for all documented out-of-pocket costs and expenses that are approved in advance in writing by NewCo, including any such pre-approved license fees, royalties, payments to Third Party service providers, subcontractors and consultants and reasonable travel expenses, as incurred by or on behalf of Pfizer (or such Affiliate) in connection with the provision of the Services (collectively, “Out-of-Pocket Costs”). All Out-of-Pocket Costs shall be in addition to the Service Fees.

(c) The Parties agree that Service Fees (which, for clarity, do not include Set- Up Costs, Exit Costs, or Out-of-Pocket Costs), shall be subject to a [***] percent ([***]%) administrative charge each month (the “Administrative Charge”).

(d) It is the intent of the Parties that the Service Fees set forth on Exhibit A reasonably approximate the direct cost (excluding Out-of-Pocket Costs) of providing the Services (e.g., the salary and benefits of each FTE providing Services), without any intent to cause Pfizer (or its applicable Affiliate) to make a profit or incur a loss. Subject to the foregoing, if at any time Pfizer believes that the Service Fee for a specific Service on Exhibit A is materially insufficient to compensate it (or its applicable Affiliate) for the cost of providing such Service, or NewCo believes that the Service Fee for a specific Service on Exhibit A materially overcompensates Pfizer (or its applicable Affiliate) for such Service, such Party shall promptly notify the other Party through their respective TSA Leads, and the Parties will commence good faith negotiations toward an agreement in writing as to the appropriate course of action with respect to the pricing of such Service for future periods. Without limiting the foregoing, the Parties acknowledge and agree that additional employee hiring or retention costs or expenses not reflected on Exhibit A may be incurred by Pfizer or its Affiliates to retain or employ necessary contract employees to provide the Services, which costs and expenses shall be borne by NewCo (and such costs and expenses shall be deemed Out-of-Pocket Costs, and subject to NewCo’s prior consent). This Article III shall not limit any other obligation of NewCo to reimburse costs or expenses of Pfizer and its Affiliates pursuant to other provisions of this Agreement.

Section 3.2 Taxes.

(a) All payments made under this Agreement are exclusive of VAT, which shall be added thereon as applicable. Where VAT is properly added to a payment made under this Agreement, or in the event of any amendment to VAT legislation or if for any other reason the sums invoiced without VAT in accordance with this Agreement become subject to VAT, the Party (or its applicable Affiliate) making such payment shall pay the amount of VAT only on receipt of a valid tax invoice issued in accordance with the laws and regulations of the country in which the VAT is chargeable.

[***] = CONFIDENTIAL TREATMENT REQUESTED

(b) NewCo shall be responsible for all goods and services, value added, sales, use, gross receipts, business, transfer, consumption, VAT and other similar taxes, levies and charges (which excludes, for the avoidance of doubt, any taxes imposed on or measured by net income (however denominated) franchise taxes, or branch profits taxes), together with interest, penalties and additions thereto (“Transfer Taxes”), imposed by applicable taxing authorities attributable to any payment hereunder, whether or not such Transfer Taxes are shown on any invoices; provided, however, that NewCo shall not be responsible for any incremental Transfer Taxes arising but for as a result of a delegation or assignment by Pfizer of its rights or obligations hereunder to any Affiliates of Pfizer or Third Parties (unless the delegation or assignment was made with the prior written consent of NewCo, which written consent makes specific reference to this Section 3.2(b)). If Pfizer or any of its Affiliates is required to pay any part of such Transfer Taxes that are the responsibility of NewCo, Pfizer shall provide NewCo with an original or certified copy of an official receipt, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to NewCo, confirming such payment, and NewCo shall reimburse Pfizer, its applicable Affiliate or Third Party assignee for such Transfer Taxes. Each Party shall, and shall cause its Affiliates (and Third Party service providers, subcontractors or consultants, if any, to the extent practicable) to, use commercially reasonable efforts to avail itself of any available exemption from, or reduction in, any such Transfer Taxes and to commercially reasonably cooperate with the other Party in providing any commercially reasonable information or documentation that may be necessary to obtain such exemption or reduction.

(c) If Pfizer or NewCo determines that applicable Law requires that an amount in respect of any taxes, levies or charges be withheld from any payment to Pfizer or any of its Affiliates under this Agreement, it shall promptly notify the other Party of such required withholding and NewCo shall withhold (or cause to be withheld) such taxes, levies or charges and pay (or cause to be paid) such withheld amounts over to the applicable taxing authority in accordance with the requirements of the applicable Law, and except in the case of any Transfer Tax that is the responsibility of NewCo under Section 3.2(b), any amount so withheld and paid over to the applicable taxing authority shall be treated as having been paid to Pfizer, its Affiliate or Third Party assignee, as applicable, and NewCo shall not be required to pay any additional amount as a result of or in respect of such withholding. NewCo shall provide Pfizer, its Affiliate or Third Party assignee with an original or certified copy of an official receipt, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such party, confirming such payment. Pfizer shall, and shall cause its Affiliates (and Third Party service providers, subcontractor or consultants, if any, to the extent practicable) to, reasonably cooperate with NewCo to determine whether any such withholding applies to the Services, and if so, shall further cooperate to minimize applicable withholding taxes. NewCo shall provide Pfizer, its Affiliates or Third Party assignees with any commercially reasonable cooperation or assistance as may be necessary to enable such party to claim exemption from, or a reduction in the rate of, any withholding taxes (including, without limitation, pursuant to any applicable double taxation or similar treaty), to receive a refund of such withholding taxes or to claim a tax credit therefor.

Section 3.3 Payment Terms. Unless otherwise specified on Exhibit A, and except with respect to the Prospective Employee Services (the payment terms for which are addressed on Exhibit E hereto), Pfizer shall invoice NewCo for the Service Fee for each of the

Services provided in a month within [***] days after the end of such Month. In addition, if applicable, Pfizer shall invoice NewCo any Out-of-Pocket Costs, Set-Up Costs, Exit Costs, and Administrative Charges, incurred, on a rolling basis at the end of each Pfizer accounting period. NewCo shall pay Pfizer all undisputed amounts due hereunder within [***] days from the date of Pfizer’s invoice. All such invoices shall be delivered to NewCo at [***], or as NewCo shall later designate by written notice to Pfizer. Any correspondence or payments concerning such invoices shall be made to Pfizer at: Pfizer, Inc., [***], Attention: [***] or as Pfizer shall later designate by written notice to NewCo. Any dispute regarding invoiced amounts shall be resolved in accordance with Article VIII; provided that, NewCo shall not have the right to withhold payment of any such amounts pending resolution of such dispute. There shall be no right of set-off or counterclaim with respect to any claim, debt or obligation against payments to Pfizer or any of its Affiliates under this Agreement.

Section 3.4 Interest. Interest on any late payment by NewCo shall accrue from the date such payment was originally due at a rate equal to [***] percent ([***]%) above the Prime Rate of interest as reported in the Wall Street Journal on the date payment was due. Such interest shall be computed on the basis of a year of 360 days for the actual number of days payment is delinquent.

Section 3.5 Currency. As applicable, services that are recorded in local currencies other than United States dollars will be translated into United States dollars in a manner consistent with Pfizer’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates.

ARTICLE IV

INTELLECTUAL PROPERTY

Section 4.1 Ownership of Intellectual Property.

(a) Ownership. Except as expressly provided in Section 4.1(b), no license, title, ownership or other Intellectual Property Rights or proprietary rights are transferred to NewCo, its Affiliates or Representatives pursuant to this Agreement, and Pfizer retains all such rights, title, ownership and other interest in its information technology systems, platforms, applications and all other software, hardware, systems and resources it uses to provide the Services. Except as expressly provided below in this Section 4.1(a) and in Section 4.1(b), as between the Parties, Pfizer shall be the sole and exclusive owner of, and nothing in this Agreement shall be deemed to grant NewCo, its Affiliates or Representatives any right, title, license, leasehold or other interest in or to, any Intellectual Property Rights, ideas, concepts, techniques, inventions, processes, systems, works of authorship, facilities, floor space, resources, special programs, functionalities, interfaces, computer hardware or software, documentation or other work product developed, created, modified, improved, used or relied upon by Pfizer, its Affiliates or Representatives in connection with the Services or the performance of Pfizer’s or its Affiliates’ obligations hereunder (collectively, “Work Product”) and, for the avoidance of doubt,

[***] = CONFIDENTIAL TREATMENT REQUESTED

no such Work Product shall be considered a work made for hire within the meaning of Title 17 of the United States Code.

(b) Deliverables Arising During Provision of Services. Notwithstanding anything to the contrary in Section 4.1(a), all data (including raw data, processed data and data summaries), analyses (including analyses of data), results, tests, reports and deliverables (interim or final) solely relating to the Purchased Programs, the Purchased Assets or any Product that are collected, generated or created by or on behalf of NewCo (including by Pfizer, its Affiliates and/or its or their Third Party service providers, subcontractors or consultants) and that arise out of, or result from or are collected, generated or created in the course of performing any Services following the Effective Date (collectively, “NewCo Deliverables”) shall be owned by NewCo and Pfizer shall provide all NewCo Deliverables to NewCo promptly after such NewCo Deliverables are so collected, generated or created. For clarity, Pfizer shall own data (including raw data, processed data and data summaries), analyses (including analyses of data), results, tests, and reports that are collected, generated or created in providing the Services that do not solely relate to the Purchased Programs, the Purchased Assets or any Product, including to the extent not related thereto, such data that relates to the operation of Pfizer’s business other than the Purchased Programs or to the Excluded Assets (the “Pfizer Deliverables”). Pfizer hereby grants to NewCo a worldwide, royalty-free, fully paid-up, perpetual, irrevocable license, with the right to sublicense through multiple tiers, to use the Pfizer Deliverables to the extent necessary to exploit the Purchased Assets and the operation of the Purchased Programs, including for the development, manufacture, use, sale, offer for sale, import and other exploitation of any Product.

(c) Assignment of Intellectual Property Rights. To the extent that any right, title or interest in, to or under any Intellectual Property Rights vests in either Party or its Affiliates, by operation of law or otherwise, in contravention of Section 4.1(a) or Section 4.1(b), such Party (the “Assigning Party”) hereby assigns, and shall cause its Affiliates to assign, perpetually and irrevocably, to the other Party or its designee (the “Assignee Party”) all such right, title and interest throughout the world in, to and under such Intellectual Property Rights, free and clear of all Liens and other encumbrances, without the need for any further action by any Party or its Affiliates and hereby waives, and shall cause its Affiliates to waive, any ownership in the foregoing in favor of the Assignee Party if such assignment does not take effect immediately for any reason. The Assigning Party shall, and shall cause its Affiliates to, execute any and all assignments and other documents necessary to perfect, register or record the Assignee Party’s right, title, and interest in, to and under such Intellectual Property Rights. The Assigning Party further agrees to, and shall cause its applicable Affiliates to, execute all further documents and assignments and take all further actions as may be necessary to perfect the Assignee Party’s title to such Intellectual Property Rights or to register such Assignee Party as the exclusive owner of any applicable registrable rights.

(d) Except as set forth in Section 4.1(a) and Section 4.1(b), Pfizer, on the one hand, and NewCo, on the other hand, retains all right, title and interest in, to and under their respective Intellectual Property Rights, and except as set forth in Section 4.1(a), Section 4.2(a) and Section 4.2(b), no license or other right, express or implied, is granted to either Party or its Affiliates with respect to the other Party’s or its Affiliates’ Intellectual Property Rights under this Agreement.

(e) The Parties agree that neither Party or its Affiliates will remove any trademark or copyright notices, proprietary markings, trademarks or other indicia of ownership of the other Party or its Affiliates from any materials of the other Party or its Affiliates, except as required, if at all, by the Patent and Know-How License Agreement.

Section 4.2 License Grants.

(a) Pfizer hereby grants to NewCo a non-exclusive, non-sublicensable, non-transferable, royalty-free and fully paid-up (subject to the terms hereof), limited license to use Intellectual Property Rights to the extent owned or controlled by Pfizer and used by Pfizer in connection with providing the Services, solely for the purpose of, and solely to the extent and for the duration required for, NewCo to receive the Services.

(b) NewCo hereby grants to Pfizer a non-exclusive, non-sublicensable (except to Affiliates of Pfizer for the purposes of providing the Services), non-transferable, royalty-free and fully paid-up, limited license to use Intellectual Property Rights to the extent owned or controlled by NewCo solely for the purpose of, and solely to the extent and for the duration required for, Pfizer to provide the Services.

(c) The licenses granted in this Section 4.2 shall expire upon the earlier of the expiration of the Term or the end of the Service Period for the applicable Service subject to such license (or, if earlier, the date on which the Service subject to such license is terminated).

Section 4.3 Compliance with Pfizer Policies. At all times during the Term, NewCo shall comply, and shall cause its Affiliates, sublicensees and agents to comply, with the Pfizer Compliance Policies set forth in Sections 4.3(a) through 4.3(c) below, provided that Pfizer has provided NewCo with copies of such Pfizer Compliance Policies.

(a) Pfizer Corporate Policies. While connected to Pfizer resources, and having access to Pfizer systems and information, NewCo and its agents must remain in compliance with Pfizer’s Corporate Policies, including Corporate Policies 401, 403, 404, 901 and 903, provided Pfizer provides NewCo with copies of such Corporate Policies. This includes policies with respect to appropriately safeguarding Pfizer information, unauthorized use and transfer of Pfizer information, the prohibition on the use of unauthorized software and devices, and bypassing security controls.

(b) Recognizing NewCo’s commitment to enforcing the relevant Pfizer Corporate Policies to the extent provided to NewCo in writing by Pfizer, NewCo will disseminate, implement and require compliance with such Corporate Policies and use related education tools provided by Pfizer to all relevant NewCo employees and contractors. NewCo will cooperate with Pfizer’s audit of such implementation, support and cooperate in any Pfizer Global Security’s investigation of transgression or other compliance incidents, and will enforce sanctions consistent with Pfizer’s then-existing practices. Repeated incidents will be taken as evidence of lack of support and non-enforcement of the relevant Corporate Policies, which can lead to immediate and potentially permanent disconnection of the Pfizer network and government-imposed fines.

(c) Controls on the use of Pfizer network.

(i) No devices, equipment or instruments of any kind are to be connected to the Pfizer network without the written consent of the Pfizer TSA Lead and the Pfizer BT TSA Lead. No devices, equipment or instruments will be permitted to simultaneously be connected to Pfizer networks and NewCo networks in a manner that would create a connection between the two networks. Any unauthorized attempts to do so will lead to immediate, and potentially permanent, disconnection from the Pfizer network.

(ii) No NewCo employees or vendors will be permitted to bypass the Pfizer- established VPN service to gain access to the Pfizer network, nor will such employees or vendors be permitted to use a “remote desktop” connection (e.g. “GoToMyPC” or “Chrome Remote Desktop”) to access a computer connected to Pfizer’s network that could enable browsing of Pfizer’s internal network.

(iii) Devices or interconnectivity that bypass Pfizer’s security measures and controls, or that threaten the operation, stability or integrity of the Pfizer network are strictly prohibited. This includes any communication device(s) directly or indirectly connected to the Pfizer network that permit access to the Pfizer network, including connection to any computer, workstation or device that has the ability to access the Pfizer network.

(d) Co-existence of Pfizer network and NewCo’s own network. The Parties agree that, over the Term of this Agreement, NewCo will be providing its own information systems network for its employees and ongoing operations, and linking its own provisioned laptops, equipment, instruments and printers. NewCo’s network solutions are to be designed, created and implemented independent of Pfizer’s resources on NewCo’s own network. Neither NewCo, nor its agents, partners or service providers, are permitted to browse, scan, test or perform discovery of any kind on the Pfizer network without the express knowledge of, approval by and coordination with Pfizer BT during the Term. Any unauthorized attempts to do so will lead to immediate and potentially permanent disconnection of the Pfizer network.

(i) The Services are designed to maintain continuity and transition for conveyed and approved NewCo colleagues. Pfizer will not build, nor support any future NewCo systems, services or solutions. NewCo IT systems, services or solutions will not be permitted to be hosted within a Pfizer data center nor be active on the Pfizer network, except for network access for approved Third Party SaaS-based applications. For clarity, all conveyed and Pfizer approved NewCo colleagues shall be permitted to access approved Third Party SaaS-based applications from Pfizer devices and Pfizer’s network.

(ii) No new entanglements or significant infrastructure will be hosted on NewCo’s behalf (e.g. no new Active Directory domain or NewCo email systems).

(iii) No data interfaces will be created between Pfizer and NewCo systems.

(iv) Any NewCo-implemented network will maintain full “air gap” separation from Pfizer’s network. Pfizer’s and NewCo’s networks may never be connected to one another at any time.

(v) Neither NewCo nor its agents shall use equipment that can be used to bridge the Pfizer’s and NewCo’s independent networks.

(vi) Neither NewCo nor its agents shall use any tools that search for devices or map the structure of Pfizer’s network in any circumstance (e.g. to create an inventory of NewCo-owned equipment).

ARTICLE V

INDEMNIFICATION

Section 5.1 Indemnification.

(a) Indemnification by Pfizer. Subject to the limitations set forth in this Article V, and notwithstanding anything to the contrary in, and without limiting the indemnification provisions set forth in, the Contribution Agreement or any other Transaction Agreements, Pfizer agrees to indemnify and hold harmless NewCo and its Affiliates from and against any and all Damages that NewCo or its Affiliate actually suffers or incurs to the extent resulting from (i) the grossly negligent act or omission or willful misconduct of Pfizer or any of its Affiliates in connection with the provision of the Services or (ii) a material breach by Pfizer or any of its Affiliates of any covenant or agreement contained in this Agreement.

(b) Indemnification by NewCo. Subject to the limitations set forth in this Article V, and notwithstanding anything to the contrary in, and without limiting the indemnification provisions set forth in, the Contribution Agreement or any other Transaction Agreements, NewCo agrees to indemnify and hold harmless Pfizer and its Affiliates from and against any and all Damages that Pfizer or its Affiliate actually suffers or incurs to the extent resulting from (x) the provision (or use by NewCo) of the Services, except to the extent that such Damages result from (i) the grossly negligent act or omission or willful misconduct of Pfizer or any of its Affiliates in connection with the provision of the Services or (ii) a material breach by Pfizer or any of its Affiliates of any covenant or agreement contained in this Agreement or (y) a material breach by NewCo or any of its Affiliates of any covenant or agreement contained in this Agreement.

Section 5.2 Indemnification Procedures.

(a) Procedures for Indemnification. Except as otherwise provided in Section 5.2, promptly after receipt by a party entitled to indemnification under Sections 5.1(a) or 5.1(b) or any other provision of this Agreement (the “Indemnitee”) of written notice of the assertion or the commencement of any Proceeding with respect to any matter referred to in Sections 5.1(a) or 5.1(b) or in any other applicable provision of this Agreement, the Indemnitee shall give written notice describing such claim or Proceeding in reasonable detail in light of the circumstances then known to the Indemnitee to the Party obligated to indemnify Indemnitee (the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to keep the Indemnitor reasonably informed as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby.

(b) If any Proceeding is commenced against any Indemnitee by a Third Party, the Indemnitor shall be entitled to participate in such Proceeding and assume the defense thereof at the Indemnitor’s sole expense; provided, however, that the Indemnitor shall not have the right to assume the defense of any such Proceeding if (a) the Indemnitee shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of outside counsel to the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests would be in conflict with those of the Indemnitor; (b) such Proceeding is reasonably likely to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnitor; or (c) the Indemnitor shall not have assumed the defense of the Proceeding in a timely fashion (but in any event within [***] days of notice of such Proceeding). If the Indemnitor assumes the defense of any Proceeding, the Indemnitee shall be entitled to participate in any Proceeding at its expense, and the Indemnitor shall not settle such Proceeding unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee, from all Liability with respect to the matters that are subject to such Proceeding, or otherwise shall have been approved by the Indemnitee, such approval not to be unreasonably withheld, conditioned or delayed.

Section 5.3 Third Party Contributors. The amount of any and all Damages for which indemnification is provided pursuant to this Article V shall be net of any amounts actually received by the Indemnitee with respect to such Damages (i) under insurance policies after giving effect to any deductible, retention or equivalent loss rated premium adjustment and any costs or expenses incurred in recovering such insurance proceeds and (ii) otherwise from any Third Party (including any Tax Authority).

Section 5.4 No Right of Set-Off. Neither Pfizer, on the one hand, nor NewCo, on the other hand, shall have any right to set off any Damages under this Article V against any payments to be made by such Party or Parties pursuant to this Agreement, the Contribution Agreement or any other agreement among the Parties, including any Transaction Agreements.

Section 5.5 Other Indemnities. This Article V is in addition to, and not in limitation of, any indemnification provisions set forth in the Contribution Agreement or any other Transaction Agreement. Sole Remedy/Waiver Except as otherwise set forth herein, and except with respect to claims seeking specific performance or other equitable relief or claims of fraud that are proven and upon which a judgment entered in the involved Proceeding is expressly based, the Parties acknowledge and agree that (i) the provisions of this Article V shall be the exclusive remedy for all claims of breach or indemnification pursuant to this Agreement and (ii) in furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant or agreement set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other party hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article V.

Section 5.6 Mitigation; Limitation on Liability

[***] = CONFIDENTIAL TREATMENT REQUESTED

(a) Each Indemnitee shall take, and shall cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to the Damages.

(b) Notwithstanding anything to the contrary herein, the Contribution Agreement or any other Transaction Agreement, and without limiting Section 5.6 or Section 5.7(a), except for liability for fraud, Pfizer’s maximum liability to NewCo for Pfizer’s or its Affiliates’ Service Noncompliance, or any other matter relating to the Services or this Agreement, shall not exceed, in the aggregate, the total amount of Service Fees paid by NewCo; provided, that, if the liability of Pfizer and/or its Affiliates with respect to this Agreement exceeds the Service Fees paid by NewCo as of a particular time, NewCo shall be entitled to recover against Pfizer to the extent of additional Service Fees paid after such time.

(c) Notwithstanding anything in this Agreement or the Contribution Agreement to the contrary, except in the case of fraud, in no event shall either Party be liable to the other Party hereunder for any consequential damages, special damages, incidental or indirect damages, loss of revenue or profits, diminution in value, damages based on multiple of revenue or earnings or other performance metric, loss of business reputation, punitive and exemplary damages or any similar damages arising or resulting from or relating to this Agreement or any of the Services, whether such action is based on warranty, contract, tort (including negligence or strict liability) or otherwise.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS AND THAT PFIZER AND ITS AFFILIATES MAKE NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THIS AGREEMENT, THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF ANY FIRMWARE, SOFTWARE OR HARDWARE PROVIDED OR USED HEREUNDER, AND ANY REPRESENTATIONS OR WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE, AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Confidentiality.

(a) Definition. “Confidential Information” shall mean: (a) all non-public or proprietary information (including Know-How) that is disclosed by or on behalf of a Party (the “Disclosing Party”) (or any of its Affiliates) to the other Party (the “Receiving Party”) or any of its Representatives pursuant to or in connection with this Agreement; and (b) all other non-public or proprietary information (including Know-How) that is expressly deemed in this Agreement to be Confidential Information, whether or not disclosed by or on behalf of a party (or any of its

Affiliates) to the other Party, any of its Affiliates or any of their respective employees, agents or contractors, in each case ((a) or (b)), without regard as to whether any of the foregoing is marked “confidential” or “proprietary,” or in oral, written, graphic or electronic form. The terms of this Agreement shall be deemed to be both parties’ Confidential Information. Notwithstanding the foregoing, all Deliverables shall be deemed to be the Confidential Information of NewCo, such that NewCo shall be deemed the Disclosing Party and Pfizer shall be deemed the Receiving Party of all Deliverables and Section 6.1(b)(i) shall not apply with respect to Deliverables.

(b) Exclusions. Information shall not be deemed to be Confidential Information of the Disclosing Party to the extent that the Receiving Party can demonstrate through competent evidence that such information:

(i) is known by the Receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the Disclosing Party;

(ii) is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no breach of this Agreement by the Receiving Party;

(iii) is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(iv) is discovered or developed by or on behalf of the Receiving Party independently and without use of or reference to any Confidential Information received from the Disclosing Party.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

(c) Duty of Confidence. Subject to the other provisions of this Section 6.1, for a period of [***] years after the Effective Date:

(i) The Receiving Party shall maintain in confidence and otherwise safeguard the Disclosing Party’s Confidential Information in the same manner and with the same protections as the Receiving Party maintains its own confidential information, but in any event no less than reasonable efforts;

(ii) the Receiving Party may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement; and

(iii) the Receiving Party may only disclose the Disclosing Party’s Confidential Information to its Affiliates (and, in the case of Company as the

[***] = CONFIDENTIAL TREATMENT REQUESTED

Receiving Party, its licensees and sublicensees) and its and their respective Representatives, in each case to the extent reasonably necessary for the purposes of performing its obligations or exercising its rights under this Agreement; provided that such Persons are bound by legally enforceable obligations to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

(d) Authorized Disclosures. Notwithstanding the obligations set forth in this Article VI, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent:

(i) such disclosure is reasonably necessary to the Receiving Party’s Representatives (including attorneys, independent accountants or financial advisors) for the sole purpose of enabling such Representatives to provide advice to such Party, provided that in each such case such recipients are bound by confidentiality and non-use obligations that are at least as restrictive as those contained in this Agreement;

(ii) such disclosure is to a Governmental Authority and necessary or desirable (A) to obtain or maintain INDs, Regulatory Approvals or Price Approval for any Product within the Territory, or (B) in order to respond to inquiries, requests or investigations by such Governmental Authority relating to Products or this Agreement; or

(iii) such disclosure is required by Law, judicial or administrative process, provided that, except for disclosures governed by the last two sentences of subsection (e) below, the Receiving Party shall promptly inform the Disclosing Party of such required disclosure and provide the Disclosing Party an opportunity to challenge or limit the disclosure obligations, provided that Confidential Information that is disclosed pursuant to subsection (ii) above or this subsection

(iv) shall remain otherwise subject to the confidentiality and non-use provisions of this Section 6.1 (provided that such disclosure is not a public disclosure), and the Receiving Party shall cooperate with and reasonably assist the Disclosing Party if the Disclosing Party seeks a protective order or other remedy in respect of any such disclosure. In any event, the Receiving Party shall furnish only that portion of the Confidential Information which, in the opinion of the Receiving Party’s legal counsel, is responsive to such requirement or request;

(e) SEC Filings and Other Disclosures. Either Party may disclose the terms of this Agreement and make any other public written disclosure regarding the existence of, or performance under, this Agreement, to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with (i) applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or (ii) any equivalent Governmental Authority, securities exchange or securities regulator in any country in the Territory. Before disclosing this Agreement or any of the terms hereof pursuant to this Section 6.1(e), the parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure, with the Party making such disclosure providing as much advance notice as is reasonably practicable under the circumstances, and giving consideration to the timely comments of the other Party. Further, if a Party discloses this Agreement or any of the terms hereof in accordance with this Section 6.1(e), such Party will, at its own expense, seek such confidential treatment of confidential portions of this Agreement and such other terms as it reasonably determines, giving consideration to the comments of the other Party pursuant to the preceding sentence.

ARTICLE VII

TERM; TERMINATION

Section 7.1 Term. The term of this Agreement (the “Term”) will commence on the Effective Date and end on the earlier to occur of (a) the last date on which Pfizer is obligated to provide any Service to NewCo pursuant to this Agreement, (b) the termination of this Agreement pursuant to Section 7.2 and (c) the mutual written agreement of the Parties to terminate this Agreement (and all Services hereunder) in its entirety.

Section 7.2 Termination. Subject to Section 2.2, either Party (the “Non-Breaching Party”) may terminate this Agreement at any time upon prior written notice to the other Party if the other Party (the “Breaching Party”) has materially breached or materially failed (other than pursuant to Section 9.12) to perform any of its covenants or agreements under this Agreement, and such breach or failure shall have continued without cure for a period of sixty (60) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate this Agreement; provided that a non-payment by NewCo for a Service provided by Pfizer in accordance with this Agreement that is not the subject of a good faith dispute or otherwise being withheld in accordance with Section 3.3 shall be deemed a material breach of and material failure to perform NewCo’s covenants and agreements for purposes of this Agreement giving rise to Pfizer’s termination right under this Section 7.2, and such non-payment breach shall be subject to a ten (10) Business Day cure period after written notice of such non-payment breach.

Section 7.3 Effect of Termination. Upon the expiration or termination of this Agreement pursuant to this Article VII, this Agreement shall cease to have further force and effect, and neither Party shall have any liability or obligation to the other Party with respect to this Agreement; provided that:

(a) termination or expiration of this Agreement for any reason shall not release a Party from any liability or obligation that already has accrued as of the effective date of such termination or expiration, as applicable, or which may be payable under this Agreement as a direct result of such termination or expiration (including any Out-of-Pocket Costs, Exit Costs or otherwise); and

(b) Article V (Indemnification), Article VI (Confidentiality) and Article IX (Miscellaneous) shall survive any termination or expiration of this Agreement and shall remain in full force and effect.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1 Dispute Resolution. Prior to the initiation of legal proceedings, the Parties shall attempt to resolve any dispute arising out of or in connection with this Agreement or the transactions contemplated hereby informally as follows:

(a) The Parties shall first attempt in good faith to resolve all disputes on a local level, through their respective Service Function Leads and TSA Leads, and shall attempt to initiate such efforts within two (2) Business Days after receipt of notice of any such dispute. If the Service Function Leads and TSA Leads are unable to resolve the dispute within ten (10) Business Days, either Party may refer the dispute for resolution to the TSA Executives upon notice to the other Party.

(b) Within five (5) Business Days of a notice under Section 8.1(a) referring a dispute for resolution by the TSA Executives, each Party’s TSA Leads (or other employees) shall prepare and provide to its Senior Manager summaries of the relevant information and background of the dispute, along with any appropriate supporting documentation. The TSA Executives will confer as often as they deem reasonably necessary in order to gather and exchange information, discuss the dispute and negotiate in good faith in an effort to resolve the dispute without the need for any formal proceedings. Either Party may replace its TSA Executive with an individual who has a comparable level of responsibility within its respective organization upon written notice to the other Party in accordance with Section 9.1.

(c) In the event of a payment dispute regarding invoiced amounts or a dispute regarding NewCo’s withholding of payments pursuant to Section 3.3 (in connection with a dispute regarding invoiced amounts or the existence of a Service Noncompliance or whether Pfizer, its Affiliate or any Third Party is materially underperforming the Services) (any such dispute, a “Section 3.3 Dispute”) which the Parties are not able to resolve pursuant to Section 8.1(a) or Section 8.1(b), then such Section 3.3 Dispute shall be resolved through binding “baseball” arbitration as provided in this Section 8.1(c). Following failure of the Parties to resolve a Section 3.3 Dispute pursuant to Section 8.1(a) or Section 8.1(b), either Party may request baseball arbitration under this Section 8.1(c) and, thereafter, the Parties shall meet and discuss in good faith and agree on a single expert with relevant experience and expertise or, if the Parties cannot agree on such expert within twenty (20) days of a Party’s request for baseball arbitration, then such expert shall be appointed by the Director of the New York City office of the American Arbitration Association. Within thirty (30) days after the appointment of such expert, each Party will submit its proposed resolution of the Section 3.3 Dispute to the expert. The expert will be instructed to select one of the Parties’ proposed resolutions within thirty (30) days following the receipt of both such proposed resolutions and to select the proposed resolution that he or she believes, taken as a whole, is the most fair and reasonable to the Parties in light of the totality of the circumstances, consistent with the intention underlying this Agreement. The expert will be limited to selecting only one or the other of the proposed resolutions submitted by the Parties without modification. The decision of the expert, which shall be in writing and delivered to both Parties, shall be final, binding, and unappealable. The fees of the expert and costs and expenses of the baseball arbitration will be borne by the Party whose proposed resolution is not selected by the expert

(d) Legal proceedings may not be initiated until at least ten (10) Business Days after the receipt by a Party of a notice under Section 8.1(a) referring a dispute to the TSA Executives. For clarity, Section 3.3 Disputes will not be resolved through legal proceedings and, instead, shall be resolved pursuant to Section 8.1(c).

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Expenses. Unless otherwise indicated expressly herein, each party shall pay its own costs and expenses in connection with this Agreement, including the fees and expenses of its advisers, accountants and legal counsel.

Section 9.2 Entire Agreement. This Agreement, including the exhibits and disclosure schedules specifically referred to herein, the Contribution Agreement, the other Transaction Agreements and the Confidential Disclosure Agreement constitute the entire agreement between and among the parties hereto with regard to the subject matter hereof, and supersede all prior agreements and understandings with regard to such subject matter. In the event of any inconsistency between the statements in this Agreement and those in the exhibits and disclosure schedules specifically referred to herein or in any other Transaction Agreements or the Confidential Disclosure Agreement (other than an exception expressly set forth as such in the disclosure schedules) the statements in this Agreement will control. In the event of a conflict between the terms of this Agreement and the terms of Exhibit A with respect to any applicable Service, the terms of Exhibit A shall govern and control with respect to such Service unless explicitly provided for otherwise in this Agreement. In the event of a conflict between the terms of this Agreement and the Contribution Agreement, the terms of the Contribution Agreement shall govern and control.

Section 9.3 Amendment, Waivers and Consents. This Agreement shall not be changed or modified, in whole or in part, except by supplemental agreement or amendment signed by the parties. Any party may waive compliance by any other party with any of the covenants or conditions of this Agreement, but no waiver shall be binding unless executed in writing by the party making the waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

Section 9.4 Assignment. Neither Party may assign this Agreement or any rights, benefits or obligations under or relating to this Agreement, in each case whether by operation of law or otherwise, without the other Party’s prior written consent (which shall not be unreasonably withheld); provided that either Party may assign its rights and obligations under this Agreement to one or more of its Affiliates (provided that such Affiliate remains at all times during the Term an Affiliate of such Party) without the other

Party’s consent; provided, further, that no such assignment shall release the assigning Party from its obligations under this Agreement. For purposes of this Agreement, a Change of Control of NewCo shall be deemed an assignment of this Agreement. In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Any attempted assignment that contravenes the terms of this Agreement shall be void ab initio and of no force or effect. Except with respect to the NewCo Indemnified Parties and the Pfizer Indemnified Parties solely with respect to Article V or as expressly set forth herein, nothing in this Agreement, express or implied, is intended to confer upon any Person other than NewCo, Pfizer or their successors or permitted assigns any rights or remedies under or by reason of this Agreement.

Section 9.5 Governing Law. The rights and obligations of the parties shall be governed by, and this Agreement shall be interpreted, construed and enforced in accordance with, the Laws of the State of Delaware, excluding its conflict of laws rules to the extent such rules would apply the Law of another jurisdiction.

Section 9.6 Jurisdiction. Subject to Section 8.1, any judicial Proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or related hereto shall be brought in the courts of the State of Delaware, or in the United States District Court for the District of Delaware, and, by execution and delivery of this Agreement, each of the Parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the parties to this Agreement. Each of the parties to this Agreement agrees that service of any process, summons, notice or document by U.S. mail to such Party’s address for notice hereunder shall be effective service of process for any Proceeding in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 9.6. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF. EACH PARTY HERETO (I) CONSENTS TO TRIAL WITHOUT A JURY OF ANY SUCH PROCEEDINGS, (II) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (III) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

Section 9.7 Rules of Construction. The parties acknowledge that each party has read and negotiated the language used in this Agreement. The parties agree that, because each party participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

Section 9.8 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.9 Severability. If any provision of this Agreement, as applied to either party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

Section 9.10 Notices.Unless otherwise expressly provided herein, all notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided for hereunder shall be in writing. All such written notices shall be sent in the manner indicated below to the applicable address, facsimile number or electronic mail address, and will be deemed effective as indicated below:

(a) if sent by personal delivery or by courier, upon delivery;

(b) if sent by facsimile transmission, upon the sender’s receipt of confirmation of good transmission;

(c) if sent by electronic mail, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); or

(d) if sent by certified or registered mail or the equivalent (return receipt requested), upon delivery or attempted delivery;

provided, however, that in any such case, if delivered later than 5:00 p.m. (New York time) on any Business Day, delivery will be deemed to occur on the next Business Day.

If to NewCo at:

Allogene Therapeutics, Inc.

689 5th Avenue, 12th Floor

New York, NY 10022

Attention: Secretary

Email:

Phone:

Fax:

With copies (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Barbara Kosacz

Email: bkosacz@cooley.com

Fax: 650-849-7400

If to Pfizer at:

Pfizer Inc.

R&D Business Development

235 East 42nd Street

New York, NY 10017

Attention: R&DBD Contract Notice

With copies (which shall not constitute notice) to:

Pfizer Inc.

Pfizer Legal Division

235 East 42nd Street

New York, NY 10017

Attention: Chief Counsel, R&D

Fax:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Paul Kinsella

Email:      Paul.Kinsella@ropesgray.com

Fax:         617-235-0822

or to such other address, facsimile number or electronic mail address as each party may designate for itself by notice given in accordance with this paragraph.

Section 9.11 Affiliate Status. To the extent that a Party is required hereunder to take certain action with respect to entities designated in this Agreement as such Party’s Affiliates, such obligation shall apply to such entities only during such period of time that such entities are Affiliates of such Party. To the extent that this Agreement requires an Affiliate of any Party to take or omit to take any action, such obligation includes the obligation of such Party to cause such Affiliate to take or omit to take such action.

Section 9.12 Force Majeure. Pfizer shall not be liable for any failure to perform or any delay in performing, and Pfizer shall not be deemed to be in breach or default of any of its covenants, agreements or obligations set forth in this Agreement and no Service Noncompliance shall be deemed to occur, if, to the extent and for so long as such failure or delay is due to any force majeure, including but not limited to natural disasters, including earthquakes, hurricanes, tsunamis, floods, fires, storms, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, cyclones, arctic frosts, mudslides, wildfires, manmade disasters, acts of God, pandemics or other weather-related or natural conditions, the commencement, occurrence, continuation or intensification of any war (whether or not declared), sabotage, armed hostilities, civil unrest, military attacks or acts of terrorism (including cyberattack or otherwise) or declaration of national emergency, civil disturbance, strike, lockout, labor shortage, slowdown, riot, energy shortage, Governmental Order or compliance with applicable Law, embargo, acts of any Governmental Authority, systems failure, malfunction or disruption, Internet, electrical, power or other utilities failure, malfunction or disruption, act or omission of any Third Party, or any other event, cause or occurrence beyond the reasonable control of Pfizer which is not due to Pfizer’s or its Affiliate’s fault or negligence and could not be avoided by reasonable diligence (a “Force Majeure Event”). In the event of any such Force Majeure Event, Pfizer’s covenants, agreements and obligations under this Agreement shall be postponed for such time as its performance is suspended or delayed on account thereof. Pfizer will notify NewCo in writing upon learning of the occurrence of any such event. Upon the cessation of such event, Pfizer will use commercially reasonable efforts to resume its performance with the least practicable delay.

Section 9.13 Counterparts. This Agreement may be signed in any number of counterparts, including electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

PFIZER, INC.

By:	/s/ G. Mikael Dolsten
Name: G. Mikael Dolsten
Title: President, Worldwide Research & Development

ALLOGENE THERAPEUTICS, INC.

By:	/s/ David M. Tanen
Name: David M. Tanen
Title: Secretary

[Signature Page to Transition Services Agreement]

Exhibit A

Services Provided by Pfizer

[***]

[***] = CONFIDENTIAL TREATMENT REQUESTED

Exhibit B

Excluded Services

[***]

[***] = CONFIDENTIAL TREATMENT REQUESTED

[***]

[***] = CONFIDENTIAL TREATMENT REQUESTED

The foregoing Excluded Services shall not alter or diminish any obligation of Pfizer or its Affiliates to provide NewCo with factual information concerning the above matters to which NewCo is expressly entitled under the Transaction Agreements.

Exhibit C

Key Employees

[***]

[***] = CONFIDENTIAL TREATMENT REQUESTED

Schedule 2.3(c)

Service Extensions Terms

Service extensions pursuant to Section 2.3(c)(i): Each extension beyond the Service Periods listed in Exhibit A that is requested by NewCo pursuant to Section 2.3(c)(i) (and not otherwise addressed by Section 2.3(c)) will be limited to defined periods and may accrue service extension surcharges, each as described in further detail in the table below based on two types of services included within this agreement:

[***]

[***] = CONFIDENTIAL TREATMENT REQUESTED

Exhibit E

SERVICES OF THE PROSPECTIVE EMPLOYEES

1. Each Prospective Employee shall perform Services for NewCo substantially similar to those which such Prospective Employee performed for the Pfizer Parties immediately prior to the Closing, or such other Services as mutually agreed by the Parties in writing. Unless otherwise agreed by the Parties in writing, each Prospective Employee shall provide Services at the location at which he or she performed services for the Pfizer Parties immediately prior to the Closing. Notwithstanding the foregoing, the Services shall immediately terminate with respect to any Prospective Employee whose employment with the Pfizer Parties ceases for any reason and Pfizer will have no obligation to replace any such Prospective Employee (and, for the avoidance of doubt, in no event will the failure to provide such Services be deemed a Service Noncompliance).

2. Pfizer shall inform the Prospective Employees that, during the Interim Period, their job duties shall consist of performing Services for the benefit of Newco and of following the lawful instructions of Newco with respect to the performance of the day-to-day delivery of those Services to the extent consistent with this Agreement. Notwithstanding the foregoing sentence, the relevant Pfizer Party shall be the sole employer of the Prospective Employees during the Interim Period.

3. During the Interim Period, the Pfizer Parties shall be responsible for (a) timely paying each Prospective Employee’s compensation, and providing any benefits, statutory or otherwise, earned by such Prospective Employee, in each case in accordance with the applicable Pfizer Benefit Plan and applicable Law and (b) timely paying or deducting from the compensation and/or benefits of such Prospective Employee, as the case may be, and remitting to the appropriate Governmental Authority, such sums as may be required to be paid by an employer or deducted or withheld from such Prospective Employee’s compensation and/or benefits under the provisions of any applicable Law, including without limitation social security, unemployment and income taxes.

4. NewCo shall be responsible for reimbursement to Pfizer of Pfizer’s actual amounts incurred for the costs set forth in paragraph 3 above for each Prospective Employee. Pfizer shall invoice NewCo twice monthly for such costs promptly following the 1st and 15th calendar days of each Month during the Interim Period. NewCo shall pay Pfizer all undisputed amounts due hereunder within [***] days from the date of Pfizer’s invoice. All such invoices shall be delivered to NewCo at [***], or as NewCo shall later designate by written notice to Pfizer. Any correspondence or payments concerning such invoices shall be made to Pfizer at: Pfizer, Inc., [***], Attention: [***], or as Pfizer shall later designate by written notice to NewCo. Any dispute regarding invoiced amounts shall be resolved in accordance with Article VIII of the Agreement; provided that, NewCo shall not have the right to withhold payment of any such amounts pending resolution of such dispute. There shall be no right of set-off or counterclaim with respect to any claim, debt or obligation against payments to Pfizer or any of its Affiliates under this Exhibit E to the Agreement.

[***] = CONFIDENTIAL TREATMENT REQUESTED

5. The Parties agree that the Services described in this Exhibit E (i) do not require the Pfizer Parties to include any NewCo employees or consultants as participants in any Pfizer Benefit Plan, and (ii) do not require the Pfizer Parties to amend any of its employee benefit plans.

6. The Parties further agree that this Exhibit E is intended for the sole benefit of the Parties and shall not create any legal or equitable right, benefit or remedy of any nature whatsoever, including any third-party beneficiary right, (i) in any Prospective Employee or any other Person, including without limitation any right to employment or continued employment or any term or condition of employment with any Pfizer Party, NewCo or any Affiliate of either. Nothing in this Agreement, express or implied, shall (a) be construed as an amendment to or adoption of any Pfizer Benefit Plan or any other employee benefit or compensation plan, program or arrangement of any Pfizer Party, NewCo or any Affiliate of either, or (b) interfere with or limit the ability of any Pfizer Party, NewCo or any Affiliate of either to amend, modify or terminate any Pfizer Benefit Plan or any other employee benefit or compensation plan, program or arrangement or to limit the ability of any Pfizer Party to terminate the employment of any Prospective Employee, subject to the terms of Section 6.6 of the Contribution Agreement.